Exhibit 99.3

Consent of Alan Kestenbaum

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named and described in the Registration Statement on Form F-4 and all supplements and amendments thereto (together with the proxy statement/prospectus included therein, the “Registration Statement”) filed by VeloNewco Limited (“Holdco”) with the Securities and Exchange Commission, under the Securities Act, on May 6, 2015, as a person about to become a director of Holdco effective upon completion of the Business Combination as described in the Registration Statement. The undersigned also consents to the filing or attachment of this Consent with such Registration Statement.

/s/ ALAN KESTENBAUM
Name: Alan Kestenbaum
Date: May 6, 2015